Exhibit 8.1
December 6, 2005
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, Minnesota 55432
Ladies and Gentlemen:
     We are acting as tax counsel to Medtronic, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-4 (the “Registration Statement”) on or about December 6, 2005, to which this opinion is filed as an Exhibit, relating to up to $400,000,000 aggregate principal amount of 4.375% Senior Notes, Series B due 2010 and up to $600,000,000 aggregate principal amount of 4.750% Senior Notes, Series B due 2015 of the Company that may be issued in exchange for up to $400,000,000 aggregate principal amount of issued and outstanding 4.375% Senior Notes due 2010 and up to $600,000,000 aggregate principal amount of 4.750% Senior Notes due 2015. We hereby confirm to you that the discussion set forth under the heading “Material United States Federal Income Tax Considerations” therein is our opinion, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
FREDRIKSON & BYRON, P.A.
/s/ Thomas W. Garton
By: Thomas W. Garton, Vice President